Exhibit 10.12

AXOVANT SCIENCES LTD.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of Axovant Sciences Ltd. (the “Company”) or any of its affiliates (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy for his or her Board service. This Non-Employee Director Compensation Policy is effective as of April 1, 2015 (the “Effective Date”). An Eligible Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash is to be paid or equity awards are to be granted, as the case may be. This policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

Annual Cash Compensation

The annual cash compensation amount set forth below is payable in equal quarterly installments, payable in arrears on the 15th day (or, if falling on a day where banks in New York or Bermuda are closed for business, the next business day thereafter) of the month following the end each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service, and regular full quarterly payments thereafter. All annual cash fees are vested upon payment. Each Eligible Director will be paid the retainer listed above for membership on the Board and for each other role in which the director serves. Committee Chairs will receive the retainer for service as chair in lieu of the retainer for committee membership.

1.                                      Annual Board Service Retainer:

a.                                      All Eligible Directors: $40,000

2.                                      Annual Committee Member Service Retainer:

a.                                      Member of the Audit Committee: $7,500
b.                                      Member of the Compensation Committee: $5,000
c.                                       Member of the Nominating and Corporate Governance Committee: $4,000

3.                                      Annual Committee Chair Service Retainer:

a.                                      Chairman of the Audit Committee: $20,000
b.                                      Chairman of the Compensation Committee: $10,000
c.                                       Chairman of the Nominating and Corporate Governance Committee: $8,000

Equity Compensation

The equity compensation set forth below will be granted under the Company’s 2015 Equity Incentive Plan, as amended (the “Plan”). All capitalized terms not otherwise defined herein shall have the meaning ascribed to such term in the Plan.

1.                                      Initial Grant: On the date that is the 15th day (or, if either such date is not a market trading day, the first market trading day thereafter), of the month following the date of the Eligible Director’s appointment to the Board (the “Initial Grant Date”) after the Effective Date, the Eligible Director will be granted a Nonstatutory Stock Option to purchase 94,000 shares of Common Stock (the “Initial Grant”), which option shall: (i) have an exercise price equal to the closing price of the Company’s Common Stock on the New York Stock Exchange on the Initial Grant Date; (ii) vest in three equal installments on each anniversary of the Initial Grant Date, subject to the Eligible Director’s Continuous Service through the applicable vesting dates; (iii) have a vesting commencement date effective as of the Eligible Director’s date of appointment to the Board; (iv) expire and cease to be exercisable on the ten year anniversary of the Initial Grant Date; and (v) allow for the exercise of all or part of the option prior to vesting pursuant to Section 4 of the Company’s Stock Option Agreement.

2.                                      Annual Grant: On or around April 30th each year (the “Annual Grant Date”), each Eligible Director who continues to serve as a non-employee member of the Board will be granted a Nonstatutory Stock Option to purchase 47,000 shares of Common Stock (the “Annual Grant”), which option shall: (i) have an exercise price equal to the closing price of the Company’s common stock on the New York Stock Exchange on the Annual Grant Date; (ii) vest in full on the anniversary of the Annual Grant Date, subject to the Eligible Director’s Continuous Service through such vesting date; (iii) expire and cease to be exercisable on the ten year anniversary of the Annual Grant Date; and (iv) allow for the exercise of all or part of the option prior to vesting pursuant to Section 4 of the Company’s Stock Option Agreement.

3.    Board or Committee Action: The Initial Grant and the Annual Grant will be awarded only if approved by the Compensation Committee or the Board, as applicable, on or before the applicable grant date. Stock option awards will be made pursuant to the applicable form of Stock Option Grant Notice and Stock Option Agreement as approved by the Compensation Committee from time to time.

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